UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 28, 2013

CENTURY PROPERTIES FUND XIX, LP

(Exact name of registrant as specified in its charter)

DELAWARE	0-11935	94-2887133
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

80 INTERNATIONAL DRIVE, SUITE 130

GREENVILLE, SOUTH CAROLINA, 29615

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (864) 239-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	Entry into a Material Definitive Agreement.

On February 28, 2013, Century Properties Fund XIX, LP, a Delaware limited partnership (“CPF XIX”), entered into an agreement and plan of merger (the “Merger Agreement”) with AIMCO Properties, L.P., a Delaware limited partnership (“AIMCO OP”), and AIMCO CPF XIX Merger Sub LLC, a Delaware limited liability company of which AIMCO OP is the sole member (the “Merger Subsidiary”), pursuant to which the Merger Subsidiary will be merged with and into CPF XIX, with CPF XIX as the surviving entity.

In the merger, each unit of limited partnership interest (each, a “Unit”) of CPF XIX outstanding immediately prior to the consummation of the merger (other than Units held by limited partners who perfect their appraisal rights pursuant to the Merger Agreement) will be converted into the right to receive, at the election of the limited partner, either (i) $364.65 in cash (the “Cash Consideration”) or (ii) a number of partnership common units of AIMCO OP calculated by dividing $364.65 by the average closing price of Apartment Investment and Management Company common stock, as reported on the New York Stock Exchange, over the ten consecutive trading days ending on the second trading day immediately prior to the effective time of the merger. However, if AIMCO OP determines that the law of the state or other jurisdiction in which a limited partner resides would prohibit the issuance of partnership common units of AIMCO OP in that state or other jurisdiction (or that registration or qualification in that state or jurisdiction would be prohibitively costly), then such limited partner will only be entitled to receive the Cash Consideration for each Unit. Those limited partners who do not make an election will be deemed to have elected to receive the Cash Consideration.

In the merger, AIMCO OP’s membership interest in the Aimco Subsidiary will be converted into Units of CPF XIX. As a result, after the merger, AIMCO OP will be the sole limited partner of CPF XIX, holding all outstanding Units. Fox Partners II will continue to be the general partner of CPF XIX after the merger, and CPF XIX’s partnership agreement in effect immediately prior to the merger will remain unchanged after the merger.

Completion of the merger is subject to certain conditions, including approval by a majority in interest of the limited partners holding Units. As of February 27, 2013, there were issued and outstanding 89,233 Units, and AIMCO OP and its affiliates owned 60,711.66 of those Units, or approximately 68.04% of the number of Units outstanding. 25,228.66 of the Units owned by an affiliate of AIMCO OP are subject to a voting restriction, which requires the Units to be voted in proportion to the votes cast with respect to Units not subject to this voting restriction. AIMCO OP and its affiliates have indicated that they will vote all of their Units that are not subject to this restriction, 35,483 Units or approximately 39.76% of the outstanding Units, in favor of the Merger Agreement and the merger. As a result, affiliates of AIMCO OP will vote a total of approximately 49,469 Units, or approximately 55.44% of the outstanding Units in favor of the Merger Agreement and the merger. AIMCO OP and its affiliates have indicated that they intend to take action by written consent to approve the merger.

The foregoing summary of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Additional Information for Investors:

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities. AIMCO OP and Apartment Investment and Management Company will file with the Securities and Exchange Commission a registration statement on Form S-4 that will include an information statement of CPF XIX relating to the transaction, which will also constitute a prospectus of AIMCO OP and Apartment Investment and Management Company. INVESTORS ARE URGED TO READ THE INFORMATION STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION REGARDING THE TRANSACTION.

The information statement/prospectus and other documents which will be filed with the Securities and Exchange Commission will be available free of charge at the SEC’s website, www.sec.gov. You may request a copy of these filings, at no cost, by writing or calling Apartment Investment and Management Company at the following address and telephone number: ISTC Corporation, P.O. Box 2347, Greenville, South Carolina 29602; telephone number (864) 239-1029.

ITEM 9.01.	Financial Statements and Exhibits.

(d) The following exhibits are filed with this report:

Exhibit Number	Description

10.1	Agreement and Plan of Merger, dated February 28, 2013, by and among Century Properties Fund XIX, LP, AIMCO Properties, L.P. and AIMCO CPF XIX Merger Sub LLC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTURY PROPERTIES FUND XIX, LP

Date: February 28, 2013	By:	FOX PARTNERS II,
Its General Partner

	By:	FOX CAPITAL MANAGEMENT CORPORATION,
Its Managing General Partner

	By:	/s/ Ernest M. Freedman
Ernest M. Freedman
Executive Vice President and Chief Financial Officer